Exhibit 99.2

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces the Election of

Robert M. Amen to Its Board of Directors

Madison, N.J., September 27, 2007 — Wyeth (NYSE: WYE) announced today the election of Robert M. Amen, 58, to the Company’s Board of Directors, effective October 1, 2007. This election increases the number of Wyeth board members from 13 to 14.

Mr. Amen is Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. (NYSE:IFF) in New York — one of the world’s leading creators of flavors and fragrances used in a wide variety of consumer products and packaged goods.

Prior to joining IFF, Mr. Amen served 26 years with International Paper Company, most recently as President, until retiring in March 2006. He currently is a member of the Advisory Board of the Deming Center at Columbia University in New York City, the Committee to Encourage Corporate Philanthropy and the Board of the Inner-City Scholarship Fund.

Mr. Amen has a bachelor’s degree in economics from Boston College and a master’s degree in business administration from Columbia University.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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